Exhibit 99.3
POWER OF ATTORNEY

Crown Finance Foundation, registered at "Am Schrägen Weg 14, FL-9490 Vaduz" represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Lars Heidbrink, Vadus, with joint signature right by two, herewith empowers

Mr. Franz Thomas Alexander Wolf, holder of Passport No. 256200930 of the Federal Republic of Germany, issued on March 24, 2006 by Berzirksamt Lichtenberg von Berlin

 to sign on behalf of Crown Finance Foundation report to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 31st August 2011.

Vaduz, 2nd August 2010

CROWN FINANCE FOUNDATION

/s/Dr. Norbert Seeger	/s/Lars Heidbrink

(Dr. Norbert Seeger)	(Lars Heidbrink)